EXHIBIT 21.1 SUBSIDIARIES OF BUILDING MATERIALS HOLDING CORPORATION

I.	Building Materials Holding Corporation

A.	BMC Construction, Inc.

1.	Knipp Brother Industries, LLC

2.	KB Industries Limited Partnership (a)

3.	KBI Norcal, G.P. (b)

B.	BMC West Corporation

1.	BMCW, LLC

2.	BMC West Corporation SouthCentral

3.	BMCW SouthCentral, LP (c)

(a)	Owned 99% and 1% by BMC Construction, Inc. and BMC West Corporation, respectively.

(b)	Owned 51% by BMC Construction, Inc.

(c)	Owned 99% and 1% by BMCW, LLC and BMC West Corporation SouthCentral, respectively.